EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-210298, 333-208704, 333-192897, 333-191211, and 333-139679 on Form S-1 and in Registration Statement Nos. 333-207642, 333-198848, 333-193148, 333-189759, 333-188682, 333-187945, 333-185585, 333-184359, 333-176372, 333-152483, 333-152970, 333-153434, and 333-151075 on Form S-3 and in Registration Statement Nos. 333-205580, 333-197322, 333-190534, 333-193302 and 333-145704 on Form S-8 of CombiMatrix Corporation of our report dated March 3, 2017, relating to our audits of the consolidated financial statements of CombiMatrix Corporation as of and for each of the years ended December 31, 2016 and 2015, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/S/ HASKELL & WHITE LLP

Irvine, California

March 3, 2017